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                                                                   EXHIBIT 10(F)

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement"), dated as of March 14, 2005, is made by and between WELLMAN, INC. (the "Company"), and Mark J. Ruday (the "Executive").

                                   WITNESSETH

     WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued service and dedication of the Executive.

     WHEREAS, the Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control;

     WHEREAS, the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's executive management, including the Executive, to their assigned duties with the Company, without distraction in the face of potentially disruptive circumstances arising from the possibility of a Change of Control;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

     1. Definitions.

          "Affiliate" means, with respect to any Person, any other Person controlling, controlled by, or under direct or indirect common control with such Person. For the purposes of this definition "control", when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled by" shall have the meanings correlative to the foregoing.

          "Cause" means, when used with respect to the termination of the employment of the Executive by the Company, termination due to (a) an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company;
(b) the Executive's continued failure to substantially perform the Executive's employment duties (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Executive's part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; or (c) conviction of, or a plea of guilty or no contest by, the
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Executive to a crime that constitutes a felony involving moral turpitude. No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company.

     "Change of Control" means:

          (i) The acquisition (whether by tender offer, exchange offer or other business combination or by the purchase of shares or other securities (including from the Company), and whether in a single transaction or multiple transactions), by any Person or group (within the meaning of
     Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Company Voting Securities"), provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change of Control and provided further, however, that for the purposes of this Agreement the Convertible Preferred Stock shall be considered Company Voting Securities based on the equivalent number of shares of common stock of the Company that could be voted at that time; or

          (ii) Individuals who, as of January 1, 2005, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to January 1, 2005 who is elected by the Company's shareholders or was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Board (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

          (iii) The Company entering into (x) a reorganization, merger, consolidation or other business combination, in each case, with respect to which all or substantially all of the Persons who were the respective beneficial owners of


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     the Outstanding Company Common Stock and Company Voting Securities
     immediately prior to such reorganization, merger, business combination or consolidation do not, following such reorganization, merger, business combination or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger, business combination or consolidation, or (y) a complete liquidation or dissolution of the Company, or (z) the sale or other disposition of all or substantially all of the assets of the Company in one transaction or series of related transactions.

          (iv) Anything in this Agreement to the contrary notwithstanding, if an event that would, but for this paragraph, constitute a Change of Control results from or arises out of a purchase or other acquisition of the Company, directly or indirectly, by a Person in which the Executive has a direct or indirect equity interest, such event shall not constitute a Change of Control; provided, however, that the limitation contained in this sentence shall not apply to any direct or indirect equity interest in a Person (1) which equity interest is part of a class of equity interests which are publicly traded on any national securities exchange or other market system, (2) received by the Executive, without the Executive's concurrence or consent, as a result of a purchase or other acquisition of the Company by such corporation or other entity, or (3) received by the Executive, without the Executive's explicit concurrence or consent, in connection with a purchase or other acquisition of the Company by such Person in respect of any stock options or performance awards granted to the Executive by the Company.

          "Change of Control Period" means the 36-month period following a Change of Control; provided, that for purposes of this Agreement there can be no more than one Change of Control Period.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Convertible Preferred Stock" means the Company's Series A Preferred Stock and Series B Preferred Stock with a par value of $0.001 per share issued and outstanding from time to time.

          "Date of Termination" means the date of the Executive's death, the Disability Effective Date, or the date on which the termination of the Executive's employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason is effective, as the case may be.

          "Disability" means that the Executive has been unable, for the period specified in the Company's disability plan for senior executives, but not less than a period of 180 consecutive business days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury.


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          "Disability Effective Date" has the meaning given such term in Section
5.1.

          "Employment Period" means the period commencing on the date hereof and ending on the second anniversary of such date; provided, however, that commencing on the date that is one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof is hereinafter referred to as the "Renewal Date"), the Employment Period shall be automatically extended without any action required of either party to this Agreement so as to terminate two years from such Renewal Date, unless at least 360 days prior to the applicable Renewal Date, either party gives written notice to the other that it wishes not to extend the Employment Period (the "Non-Renewal Notice") in which event the Employment Period will expire two years from the date of the Non-Renewal Notice. The expiration of the Employment Period resulting from the delivery of a Non-Renewal Notice will not be deemed a termination of the Executive's employment without Cause. Notwithstanding the foregoing, unless the Employment Period has already terminated, the Employment Period shall be automatically extended upon a Change of Control so as to terminate three years from the date of the Change of Control.

          "Fiscal Period" shall mean either (i) a full calendar year or (ii) the period from January 1 through the Termination Date, the date of a Change of Control or other applicable measurement date that is less than a calendar year.

          "Good Reason" means the Executive's termination of the Executive's employment during the Change of Control Period for any one or more of the following reasons: (a) the assignment to the Executive of any duties inconsistent with the Executive's position, authority, duties or responsibilities as contemplated by Section 3 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, comparable duties or responsibilities, excluding for these purposes an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(b) any failure by the Company to comply with any of the provisions of Section 4 of this Agreement (including (i) adopting a bonus plan that does not have substantially similar terms and payments for comparable performance, and (ii) providing Welfare Benefit Plans, Vacation and Fringe Benefits and Perquisites that are in the aggregate less favorable to the Executive than those in effect 90 days before the Change of Control) other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (c) the Company's requiring the Executive to be based at any office or location other than the location where the Executive was employed immediately preceding the date of the Change of Control or any office or location more than 50 miles from such location and in no event shall the Executive be required to travel outside such location more often than 45 days in any calendar year; (d) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or (e) any failure by the Company to comply with and satisfy Section 9.3 of this Agreement.

          "Highest Annual Bonus" is the greater of (a) the Annual Bonus paid or payable to the Executive for Fiscal Period ending on the date of a Change of Control and


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(b) the average Annual Bonus for the two preceding Fiscal Periods, each annualized for any Fiscal Period consisting of less than twelve full months.

          "Notice of Termination" shall mean either a Notice of Termination for Cause under Section 5.2, Notice of Termination without Good Reason under Section 5.3, or a Notice of Termination for Good Reason under Section 5.4.

          "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association or joint venture.

     2. Term of Employment. Subject to the terms and provisions set forth in this Agreement, the Company shall continue to employ the Executive, and the Executive agrees to remain in the employ of the Company, for the Employment Period, unless either party terminates the Executive's employment pursuant to the terms of this Agreement.

     3. Position and Duties.

          3.1 Positions and Duties. During the Employment Period, the Executive shall be employed and shall serve as a senior corporate officer with such duties and responsibilities as are customarily assigned to such positions.

          3.2 Best Efforts. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all their attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

     4. Compensation and Other Benefits. The Executive's compensation during the Employment Period shall be determined by the Board upon recommendation of the committee of the Board having responsibility for approving the compensation of senior executives, subject to the provisions below:

          4.1 Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Base Salary") at a rate of not less than 15% lower than $150,000. The Base Salary shall be payable in accordance with the Company's regular payroll practices for its senior executives, as in effect from time to time. During the Employment Period, the Executive's Base Salary will be reviewed at least annually by the Board, and the Board may, in its sole discretion, increase the Base Salary. Any increase in the Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The term "Base Salary" shall thereafter refer to the Base Salary as so increased.


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          4.2 Annual Bonus.  With respect to each year during the Employment
Period, the Executive shall be designated as a participant in the Company's Management Incentive Bonus Plan or any similar bonus plan for senior executives (the "Bonus Plan"), which provides for bonus payments to the Executive, and subject to meeting the criteria of the Bonus Plan established by the Board in its discretion, shall receive the bonus award provided for therein (the "Annual Bonus"). Each such Annual Bonus shall be paid not later than the 15th day of the third month of the Fiscal Period following the Fiscal Year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

          4.3 Incentive, Retirement, and Savings Plans. During the Employment Period, the Executive shall participate in all incentive, pension, retirement, supplemental retirement, savings, stock option, restricted stock and other stock grant and equity compensation plans, as well as all other employee benefit plans and programs, which are made available from time to time by the Company for the benefit of similarly situated senior executives of the Company.

          4.4 Welfare Benefit Plans. During the Employment Period, the Executive and their spouse and other eligible dependents shall participate in, and be covered by, all of the health and other welfare benefit plans, practices, policies and programs that are made available from time to time by the Company for the benefit of senior executives and/or other employees of the Company, collectively the "Welfare Benefit Plans".

          4.5 Expense Reimbursement. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses, including reasonable business travel expenses, incurred by the Executive in performing the Executive's duties and responsibilities under this Agreement in accordance with the policies, programs, procedures and practices of the Company as in effect at the time the expense was incurred, as the same may be changed from time to time.

          4.6 Vacation and Fringe Benefits. During the Employment Period, the Executive shall be entitled to vacation days each Fiscal Period at such times which do not materially interfere with the performance of the Executive's duties and responsibilities under this Agreement in accordance with the vacation policy of the Company. In addition, during the Employment Period, the Executive shall be eligible to benefit from such fringe benefits, in accordance with the policies, programs, procedures and practices of the Company, as may be in effect and provided from time to time to senior executives and/or other employees of the Company, collectively the foregoing are referred to as "Vacation and Fringe Benefits"

          4.7 Perquisites.  During the Employment Period the Company will also
(a) pay 9.5% of the Executive's Base Salary for life insurance premiums (b) provide a car for the Executive's use and (c)pay for the Executive to have an annual physical examination, all of the above in accordance with the Company's current policy, collectively the foregoing are referred to as "Perquisites".


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     5. Termination of Employment.

          5.1 Death or Disability. The Executive's employment, and the Employment Period, shall terminate automatically upon the Executive's death. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive ("Disability Effective Date") at which time the Employment Period shall end, unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

          5.2 Termination by the Company. The Company may terminate the Executive's employment hereunder for Cause or without Cause at any time during the Employment Period at which time the Employment Period shall end. The Company shall give the Executive written notice of its intention to terminate the Executive's employment and the effective date of Executive's termination of employment, and for terminations for Cause the notice shall set forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provisions of this Agreement on which it relies (the "Notice of Termination for Cause").

          5.3 Termination by Executive. The Executive may terminate their employment hereunder without the Company's approval at any time during the Employment Period without Good Reason upon not less than 60 nor more than 90 days advance written notice to the Company stating the date on which the Employment Period shall end (the "Notice of Termination without Good Reason"). A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company written notice of the termination and setting forth the date of such termination. Notwithstanding the foregoing, the Company may elect to have any such termination become effective immediately or at such other date, not later than the date specified in the Notice of Termination without Good Reason, as the Company may determine, however it will continue the Executive's Base Salary, Welfare Benefit Plans, Vacation and Fringe Benefits, and Perquisites through the date specified by the Executive for their termination in such Notice unless the Company terminates the Executive's employment pursuant to this Agreement prior to such date.

          5.4 Termination by Executive for Good Reason. During the Change of Control Period, the Executive may terminate their employment hereunder for Good Reason by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. The failure by the Executive to set forth in the Notice of Termination for Good Reason any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive's rights hereunder.


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     6. Obligations of the Company upon Termination of Employment.

          6.1 Termination upon Death or Disability. If an Executive's employment is terminated by death or the Company terminates the Executive's employment for Disability the Company shall:

          (a) pay to the Executive (or in the event of termination of employment by reason of the Executive's death, the Executive's legal representative or the Executive's estate if no representative has been appointed) in a lump sum in cash, within 30 days after the Date of Termination, or as otherwise provided in this Section 6.1, any portion of the Executive's Base Salary through the Date of Termination that has not been paid plus any unpaid Annual Bonus, deferred compensation or other payments due the Executive,

          (b) pay to the Executive a prorata portion of any bonus the Executive would have earned in that year (based on the days covered by the Agreement in that year divided by the number of days in the year) as if he had been employed for the full year, payable at the same time other executive bonuses are paid for that year, and

          (c) make available to the Executive (or the Executive's eligible dependents) any rights to continued health and welfare benefits provided by law (i.e., COBRA) or payable to the Executive under the terms of such plans and programs in effect immediately prior to the Executive's death or Disability.

          Anything in this Agreement to the contrary notwithstanding, if the Executive's death or Disability occurs after the Change of Control Period, the Executive or Executive's family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company and any of its Affiliates to disabled executives or the surviving families of peer executives of the Company and such Affiliates under such plans, programs, practices and policies relating to family disability or death benefits, if any, as in effect with respect to other peer executives and their families at any time during the 90-day period immediately preceding the Change of Control or, if more favorable to the Executive and/or the Executive's family, as in effect on the date of the Executive's death or disability with respect to other peer executives of the Company and its Affiliates and their families.

          6.2 Termination by the Executive other than for Good Reason. If the Executive voluntarily terminates employment during the Employment Period, other than during the Change of Control Period for Good Reason, the Company shall pay to the Executive any portion of the Executive's Base Salary through the Date of Termination that has not been paid, plus any other amounts due the Executive under this Agreement within 30 days and the Executive shall have any rights to continued health and welfare benefits provided by law (i.e., COBRA) or payable to the Executive under the terms of such plans and programs in effect immediately prior to the Date of Termination. If the Executive voluntarily terminates employment during the Employment Period, other than during the Change of Control Period for Good Reason, then the Executive shall not be entitled to any Annual Bonus for the Fiscal Period that includes the Executive's Date of Termination.


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          6.3 Termination by the Company for Cause.  If the Executive's
employment is terminated by the Company for Cause during the Employment Period, the Company shall pay to the Executive any portion of the Executive's Base Salary through the Date of Termination that has not been paid, plus any other amounts due the Executive under this Agreement within 30 days and the Executive shall have any rights to continued health and welfare benefits provided by law (i.e., COBRA)or payable to the Executive under the terms of such plans and programs as in effect immediately prior to the Notice of Termination. If the Executive is terminated for Cause during the Employment Period, then the Executive shall not be entitled to any Annual Bonus for the Fiscal Period that includes the date of the Notice of Termination for Cause.

          6.4 Termination by the Company other than for Cause. If the Executive's employment is terminated by the Company other than for Cause or due to death or Disability during the Employment Period and not during a Change of Control Period, the Company shall:

          (a) pay to the Executive, in a lump sum within thirty days after the Date of Termination, an amount equal to two times the Executive's Base Salary for the Fiscal Period in which the Date of Termination occurs in lieu of any severance under the Company's Severance Plan,

          (b) pay to the Executive a prorata portion of any bonus the Executive would have earned in that Fiscal Period (based on the days covered by the Agreement divided by the number of days in that Fiscal Period) as if he had been employed for the full Fiscal Period payable at the same time the Company pays other executive bonuses for that Fiscal Period,

          (c) pay 18 months of health and welfare (COBRA) benefits that provide the Executive with coverage comparable to other executives that are employed by the Company during that time, and

          (d) upon the Executive's providing appropriate documentation, pay up to 7.5% of the Executive's Base Salary up to a maximum of $25,000 as reimbursement for outplacement services provided the Executive provides proper documentation supporting expenditures for this purpose within 18 months of the Executive's termination of employment.

          6.5 Termination following a Change of Control. If (a) contemporaneously with or during the Change of Control Period, the Executive's employment is terminated (i) by the Company or a successor entity other than for Cause or (ii) by the Executive for Good Reason or (b) if the Executive's employment with the Company is terminated or the Executive ceases to be an officer of the Company prior to the date on which a Change of Control occurs and it is reasonably demonstrated that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or in anticipation of the Change of Control, the Company shall:

          (a) pay to the Executive, in a lump sum within thirty days after the Date of Termination, an amount equal to three (3) multiplied by the sum of (i) the Base Salary and (ii) the Highest Annual Bonus;

          (b) continue benefits to the Executive or the Executive's family from the Date of Termination through the end of the Change of Control Period, or such longer period as


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any plan, program, practice or policy may provide, at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Sections 4.4, 4.6 and 4.7 of this Agreement if the Executive's employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company and its Affiliates applicable to other peer executives and their families during the 90-day period immediately preceding the Date of Termination, or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Company and its Affiliates and their families. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Change of Control Employment Period and to have retired on the last day of such period;

          (c) upon the Executive's providing appropriate documentation, pay up to 7.5% of the Executive's Base Salary, up to a maximum of $25,000 as reimbursement for outplacement services provided the Executive provides proper documentation supporting expenditures for this purpose within 18 months of the Executive's termination of employment, and

          (d) make any additional payment required to be paid pursuant to
Section 10 hereof.

          6.6 Non Disparagement. The Company agrees that the Company will not make any negative of disparaging comments about the Executive unless required by legal process to do so.

     7. Effect of Termination. The provisions of this Section 7 shall apply in the event of termination of the Executive's employment, pursuant to Section 5 or otherwise.

          7.1 Payment in Full. Payment by the Company to Executive of any Base Salary and other specified amounts or benefits which are due the Executive (or, as the case may be, the Executive's designated beneficiary, estate, surviving spouse or dependents) under the applicable termination provision of Sections 6.1, 6.2, 6.3, 6.4 or 6.5 shall constitute the entire obligation of the Company to the Executive under this Agreement, except that nothing in this Section 7.1 is intended or shall be construed to affect the rights and obligations of the Company (or its Affiliates), on the one hand, and the Executive, on the other, with respect to any option plans, option agreements, restricted stock grants, awards or agreements, subscription agreements, stockholders agreements, employee benefit plans or other equity arrangements or agreements to the extent said rights or obligations survive termination of employment under the provisions of documents relating thereto. The Executive shall only be eligible to receive the benefits of Sections 6.1, 6.2, 6.3, 6.4 or 6.5 of this Agreement and shall not be entitled to receive benefits under more than one such section. The Company's obligation to provide payment and/or benefits set forth herein shall be conditioned upon the Executive's (or the Executive's executor or legal representative) execution of a Separation and Release Agreement consistent with the terms of this Agreement in a form agreeable to the Company.

          7.2 Termination of Benefits. Except as set forth above and for any right of continuation of health coverage at the Executive's cost to the extent provided by Sections 601


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through 608 of ERISA, all of the Executive's rights to any benefits under the
Welfare Benefit Plans shall terminate pursuant to the terms of the applicable benefit plans based on the Date of Termination.

          7.3 Return of Property. Within a reasonable time after the date of termination of employment, the Executive shall return to the Company all of the Company's property of which he is in possession, including, without limitation, any material and documentation that constitutes Confidential Information, credit cards, computers, and keys.

     8. Executives Commitment to the Company.

          8.1 Confidentiality. The Executive shall not, during the Employment Period or for two years after the Employment Period (and for an indefinite period for Confidential Information composed of trade secrets of the Company), disclose any Confidential Information (as such term is defined herein) to any Person for any reason or purpose whatsoever, other than in connection with the performance of the Executive's duties under this Agreement. The term "Confidential Information" shall mean all confidential information of or relating to the Company and any of its Affiliates, including without limitation, financial information and data, business plans and information regarding prospects and opportunities (such as, by way of example only, client and customer lists and acquisition, disposition, expansion, product development and other strategic plans), but does not include any information that is or becomes public knowledge by means other than the Executive's breach or nonobservance of the Executive's obligations described in this Section 8.1. Notwithstanding the foregoing, the Executive may disclose such Confidential Information as he may be legally required to do so on the advice of counsel in connection with any legal or regulatory proceeding; provided, however, that the Executive shall provide the Company with prior written notice of any such required or potentially required disclosure and shall cooperate with the Company and use their best efforts under such circumstances to obtain appropriate confidential treatment of any such Confidential Information that may be so required to be disclosed in connection with any such legal or regulatory proceeding. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement during or with respect to the Change of Control Employment Period.

          8.2 Litigation. The Executive agrees to cooperate fully with the Company, or its assignee, and counsel for the Company, or its assignee, in any and all matters involving litigation, administrative proceedings, arbitration or governmental investigations. The Executive's cooperation shall include being reasonably available for, without limitation, interviews, depositions, and trial testimony. To the extent that the Executive's cooperation involves travel, the Company or its assignee will reimburse the Executive for their reasonable travel expenses. To the extent that the Executive's cooperation requires him to incur out-of-pocket expenses, including without limitation reasonable attorney's fees, the Company or its assignee will reimburse such expenses, provided they are reasonable and supported by reasonable documentation. The Executive will make available, at the expense of the Company or its assignee, copies of all documents and files requested by the Company in connection with this duty of cooperation, excluding only those documents and files which are subject to any attorney-client privilege, work product doctrine, or other legal protection from disclosure that is held solely the Executive in their individual capacity, as opposed to any privilege or legal protection from disclosure held by the Company.

          8.3 Compliance with Securities Laws. The Executive agrees not to directly or indirectly buy or sell the Company stock or other securities as long as he possesses "material non-public information" as that term is defined by interpretations of the Securities Exchange Act of 1934 and the rules and regulations there under. Without limiting the generality of the foregoing, the Executive further agrees to abide by the Company's Insider Trading policy as in effect during the Employment Period until three (3) business days after the public release of the financial results for the fiscal quarter ending after the Executive's Date of Termination.

          8.4 Position as Officer and Director. Upon the Executive's termination of employment the Executive shall resign as an Officer/Director from the Company and all Affiliates and any administrative roles in any plans sponsored by the Company and its Affiliates and will execute all instruments and documents requested by the Company to effectuate this.

          8.5 Non Compete. The Executive agrees not to directly or indirectly compete with the business of the Company and its successors and assigns during the Employment Period and for a period of one year following the Executive's termination of employment. The term "not compete" as used herein shall mean that the Executive shall not own, manage, operate, consult or be an employee in a business that has operations in the United States that are substantially similar to or competitive with the business activity of the Company or any of its Affiliates at the Executive Termination Date. Notwithstanding the foregoing the Executive may own up to 5% of any stock or security that is publicly traded on any national securities exchange or other market system.

          8.6 Non-Solicitation. The Executive agrees for a period of one year from the Executive's Termination Date that the Executive will not without the prior written approval of the Company directly or indirectly: (i) solicit for hire any employees of the Company or any Affiliate, or (ii) induce any employee of the Company or any Affiliate to terminate their relationship with the Company or Affiliate. The foregoing will not apply to individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual) or as a result of the use of a general solicitation not specifically directed to Company or its Affiliate's employees.

          8.7 Non Disparagement. The Executive agrees that the Executive will not make any negative of disparaging comments about the Company unless required by legal process to do so.

          8.8 Injunctive Relief. The Executive acknowledges and agrees that the Company will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this
Section 8. The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this
Section 8, and to specific performance of each of the terms of this Section 8 in addition to any other legal or equitable remedies that the Company may have. The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 8, raise the defense that the Company has an adequate remedy at law.

          8.9 Special Severability. The terms and provisions of this Section 8 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, and neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.

     9. Successors.

          9.1 The Executive. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive, other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs, beneficiaries and/or legal representatives.

          9.2 The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          9.3 Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and the Executive will consent to such successor's assumption. As used in this Agreement, "Company" shall mean the Company as previously defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

     10. Additional Payment.

          10.1 Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company pursuant to Section 6.5 hereof to or for the benefit of the Executive (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company will attempt to minimize any Excise Tax, including accelerating payments to the Executive if possible, however if the Payment results in an Excise Tax and reducing the Payment by up to 10% eliminates the Excise Tax then the Executive agrees to reduce the Payment (by up to 10%) until it does not trigger an Excise Tax. If any Excise Tax would still exist after the aforementioned reduction in the Payment then there shall be no reduction in the Payment.

          10.2 Subject to the provisions of Section 10.3, all determinations required to be made under this Section 10, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by Ernst & Young LLP or another mutually agreeable nationally recognized accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within fifteen business days of the Date of Termination, if applicable, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Section 10.2, shall be paid to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 10.3 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          10.3 The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but not later than twenty business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim;

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

          (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

          (iv) permit the Company to participate in any proceedings relating to such claim;

     provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          10.4 If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 10.3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 10.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 10.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          10.5 The Company may in its sole discretion make any payments required by this Agreement to the Executive before the time it is otherwise required to be paid pursuant to this Agreement and the Executive may not claim that such payment is also required on the date otherwise due under this Agreement.

     11. Full Settlement; Mitigation. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others other than a claim, right or action for fraud after the individual is judicially determined to have committed such action. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

     12. Indemnification. The Company shall pay or indemnify the Executive to the full extent permitted by law and the by-laws of the Company for all expenses, costs, liabilities and legal fees which the Executive may incur in the discharge of the Executive's duties hereunder.

     13. Miscellaneous.

          13.1 Applicable Law. This Agreement shall, to the extent not superseded by federal law, be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

          13.2 Amendments/Waiver. This Agreement may not be amended, waived, or modified otherwise than by a written agreement executed by the parties to this Agreement or their respective successors and legal representatives. No waiver by any party to this Agreement of any breach of any term, provision or condition of this Agreement by the other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, or any prior or subsequent time.

          13.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when received by hand-delivery to the other party, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed, addressed as follows:

          If to the Executive:

             Mark J. Ruday
             (address)

          If to the Company:

             The Compensation Committee
             of the Board of Directors of Wellman, Inc.
             c/o Wellman, Inc.
             1041 521 Corporate Center Drive
             Fort Mill, South Carolina 29715

          With a copy to:

             Douglas Gray, Esq.
             Edwards & Angell, LLP
             2800 Financial Plaza
             Providence, RI 02903

or to such other addresses as either party furnishes to the other in writing in accordance with this Section 13.3. Notices and communications shall be effective when actually received by the addressee.

          13.4 Withholding. The Company may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          13.5 Strict Compliance. The Executive's or Company's failure to insist upon strict compliance with any provisions of, or to assert, any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

          13.6 Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          13.7 Captions; Counterparts. The captions of this Agreement are for convenience of reference only, are not part of the terms of this Agreement and shall have no force or effect in the application or interpretation thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument.

          13.8 Entire Agreement. This Agreement contains the entire agreement between the parties to this Agreement concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto. Specifically this Agreement replaces and supersedes in its entirety any prior the Employment Agreement between the Company and the Executive.

          13.9 Survivorship. The obligations of the Company and the Executive under Sections 6, 7, 8, 9, 10, 11, 12 and 13 shall survive the expiration or termination for any reason of this Agreement.

          13.10 Assignment. The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to the attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void.

          13.11 Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or any of its Affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its Affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its Affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

          13.12 Arbitration. The Executive and the Company both agree to submit any disputes under this Agreement to binding arbitration with a mutually agreeable arbitrator and to make their best efforts to settle any disputes within 90 days. In the event this does not occur and the Executive has cooperated in the arbitration process the Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to Section 10 of this Agreement), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

          IN WITNESS WHEREOF, the Executive has hereunto set their hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name and on its behalf by a duly authorized officer, as of the date set forth above.

                                        WELLMAN, INC.


                                        By: /s/ Keith R. Phillips
                                            ------------------------------------
                                            Title  Chief Financial Officer


                                        EXECUTIVE
                                            /s/ Mark J. Ruday
                                        ----------------------------------------